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                                                                Exhibit 3.27.1


                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                             SERVICO METAIRIE, INC.

         Pursuant to Sections 12:32 and 12:34 of the Louisiana Business Corporation Law (the "Louisiana Law"), SERVICO METAIRIE, INC., a Louisiana corporation (the "Corporation"), hereby certifies that these Amended and Restated Articles of Incorporation (the "Amended Articles"), accurately copy the original articles and any amendments thereto in effect at the time of this restatement without substantive change except as made by any new amendments contained herein, and these Amended Articles contain amendments requiring shareholder approval, which were duly adopted by the Board of Directors of the Corporation and by the sole shareholder of the Corporation by written consent without a meeting, pursuant to Sections 12:79 and 12:81(9) of the Louisiana Law, as of July ___, 1999. The number of outstanding shares of common stock of the Corporation (and the number of shares entitled to vote thereon) is 1,000. The original Articles of Incorporation were filed with the Secretary of State of the State of Louisiana on April 2, 1996. These Amended Articles correctly set forth the provisions of the Articles of Incorporation as theretofore amended, which amendment have been effected in conformity with the Louisiana Law. These Amended Articles supercede the original Articles of Incorporation and all amendments thereto.

                                   ARTICLE I

         The name of the Corporation is SERVICO METAIRIE, INC.

                                   ARTICLE II

         The registered office of the Corporation is located at 8550 United Plaza Boulevard, Baton Rouge, Louisiana 70809. The name of its registered agent at that address is CT Corporation System.

                                  ARTICLE III

(a) The purpose for which the Corporation is organized is limited to: (i) acquiring, owning, leasing, operating, using and managing that certain real property commonly known as the Quality Hotel, located at 2261 North Causeway Boulevard, Metairie, Louisiana 70001 (the "Property"); (ii) entering into and performing its obligations under the credit agreement, among Lodgian Financing Corp., as borrower, Lodgian, Inc., its parent, Impac Hotel Group, LLC, Servico, Inc. and other affiliated entities, as affiliate guarantors, the initial lenders and initial issuing bank named therein, the collateral agent, the administrative agent, Morgan Stanley Senior Funding, Inc., as co-lead arranger, joint-book manager and syndication agent and Lehman Brothers, as co-lead arranger, joint-book manager and documentation agent relating to the financing or refinancing of the Property (the "Loan Agreement") which provides the lender


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thereunder with a first priority lien on the Property, any promissory-note evidencing indebtedness incurred pursuant to the Loan Agreement, any mortgage securing such indebtedness and encumbering the Property (the "Mortgage") and any other documents securing such indebtedness and any related collateral documents, each as amended (or pursuant to a consent obtained in accordance with the terms thereof) (collectively, the "Loan Documents"), which obligations may include guaranteeing the obligations of other affiliated entities; (iii) entering into and performing its obligations under the Indenture (the "Indenture"), among Lodgian Financing Corp, as issuer, Lodgian, Inc., the Subsidiary Guarantors defined therein and Bankers Trust Company, as trustee, relating to the issuance of the 12 1/4% Senior Subordinated Notes due 2009 and the Guarantee in favor of the holders of the Notes, which obligations may include guaranteeing the obligations of other affiliated entities and (iv) transacting any and all lawful business that is incident and necessary or appropriate to the ownership and to the management of the Property for which a corporation may be incorporated under the laws of the State of Louisiana.

         (b) Notwithstanding any other provision of these Amended Articles and any provision of law that otherwise so empowers the Corporation, until such time as the Property is released from the lien of the Mortgage, the Corporation shall not, without the unanimous affirmative vote of the members of its Board of Directors, (i) amend, alter, change, repeal or adopt any resolution setting forth a proposed amendment to, any provision of these Articles of Incorporation,
(ii) dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey, sell or transfer its properties and assets substantially as an entirety to any entity, (iii) file a voluntary petition or otherwise initiate, or consent to, proceedings for the Corporation to be adjudicated insolvent or seeking an order for relief as a debtor under the United States Bankruptcy Code, as amended (11 U.S.C. Sections 101 ET SEQ.), or
(iv) file any petition, or consent to any petition, seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors; or (v) seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, or liquidator (or other similar official) of the Corporation or of all or any substantial part of the properties and assets of the Corporation, or
(vi) make any general assignment for the benefit of creditors, or (vii) admit in writing its inability to pay its debts generally as they become due, or (viii) declare or effect a moratorium on its debt or take any corporate action in furtherance of any such action.

         (c) The Board of Directors of the Corporation shall, at all times until the Property is released from the lien of the Mortgage, include an independent director (the "Independent Director"). The Independent Director shall be a person who is not at the time of appointment and who has not at any time during the prior five years been and who is not while serving as the Independent Director (i) a director, stockholder, officer or employee of the Corporation or any affiliates thereof, other than with respect to such person's service as an Independent Director of the Corporation and such person's service in similar "Independent Director" positions for affiliates of the Corporation; (ii) a creditor, customer, supplier, independent contractor, manager or any other person who derives more than 10% of its gross revenues from its activities wit the Corporation or any affiliates thereof; (iii) a person controlling any such stockholder, creditor, customer, supplier, independent contractor, manager or other person; (iv) the legal or beneficial owner, at any time while serving as director of the



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Corporation, of any beneficial interest in the Corporation; or (v) a member of the immediate family of any such stockholder, officer, employee, creditor, customer, supplier, director, independent contractor, manager or any other person of the Corporation. As used herein, the term "affiliate" means any person controlling, under common control with, or controlled by the person in question, and the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. In the event of the death, incapacity, or resignation of an Independent Director, or the vacancy of the Independent Director's seat on the Corporation's Board of Directors for any reason, a successor Independent Director shall be appointed by the remaining directors.

         (d) Except as otherwise permitted by the Loan Documents, so long as the Property is subject to the lien of the Mortgage, the Corporation shall (i) observe all corporate formalities, including the maintenance of current minute books; (ii) maintain its own separate and distinct books of account and corporate records from any other person or entity; (iii) cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Corporation and its assets and liabilities from any other person or entity; (iv) pay all its liabilities out of its own funds; (v) in all dealings, identify itself, and conduct its own business and hold itself out under its own name and as a separate and distinct entity and correct any misunderstandings regarding its status as a separate entity; (vi) independently make decisions with respect to its business and daily operations; (vii) maintain an arm's length relationship with its affiliates; (viii) pay the salaries of its employees and maintain a sufficient number of employees in light of its contemplated business operations;
(ix) allocate fairly and reasonably any overhead for shared office space; and
(x) use separate stationery, invoices and checks.

         (e) Except as otherwise permitted by the Loan Documents, so long as the Property is subject to the lien of the Mortgage, the Corporation shall not (i) commingle its assets with those of, or pledge its assets for the benefit of, any other person or entity; (ii) assume, guarantee or become obligated, or hold out its credit as being available to satisfy, the liabilities or obligations of any other person or entity; (iii) reduce its capital below an amount which is adequate in light of its contemplated business operations; (iv) acquire obligations or securities of, or make loans or advances to, any affiliate; (v) incur or assume any indebtedness other than (A) the indebtedness underlying the Loan Agreement, (B) the indebtedness underlying the Indenture, and (C) liabilities (including, but not limited to, trade payables) arising in the ordinary course of the Corporation's business relating to the acquisition, ownership, operation, lease, use or management of the Property; (vi) amend, alter, change or repeal any provision of Article Third and the last sentence of Article Eighth of these Amended Articles; (vii) engage in any dissolution or liquidation, in whole or in part, consolidation or merger with or into any other entity or conveyance, sale or transfer of its properties and assets substantially as an entirety to any entity; or (viii) engage in any business or activity other than as set forth in these Amended Articles. Notwithstanding anything contained herein to the contrary, nothing herein shall be deemed to prohibit or otherwise limit any dividends or other distributions from the Corporation to its shareholders.



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                                   ARTICLE IV

         The total number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock, one cent ($.01) par value per share.

                                   ARTICLE V

         The Board of Directors of the Corporation shall be comprised of at least one (1) person. The number of directors may be increased or decreased from time to time as provided for in the Bylaws of the Corporation, but shall never be less than one (1).

                                   ARTICLE VI

         The Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation subject to the limitations set forth in these Amended Articles. Election of directors need not be by written ballot unless and to the extent provided in the Bylaws of the Corporation.

                                  ARTICLE VII

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 12:92 of the Louisiana Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Louisiana Law is amended after the date of these Amended Articles to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Louisiana Law, as so amended.

         The rights and authority conferred in this Article Seventh shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of these Amended Articles or the Bylaws of the Corporation, agreement, vote of the stockholders or disinterested directors or otherwise.

                                  ARTICLE VIII

         The Corporation shall indemnify any officer or director, or any former officer or director of the Corporation, to the fullest extent permitted by law. The foregoing right of indemnification shall not be exclusive of any other rights to which any director, officer, employee or agent may be entitled as a matter of law or which he may be lawfully granted. The Corporation's obligation to indemnify its officers and directors pursuant to this Article shall be subordinate in all respects to the obligations of the Corporation arising out of the Loan Documents and shall not constitute a claim against the Corporation to the extent that the Corporation is unable to pay any amounts it is obligated to pay under the Loan Documents.



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         IN WITNESS WHEREOF, the undersigned has executed these Amended and
Restated Articles of Incorporation this 22 day of July, 1999.


                                       SERVICO METAIRIE, INC.



                                       By: /s/ Robert M. Flanders
                                           --------------------------
                                           Name: Robert M. Flanders
                                           Title:  President



                                       By: /s/ Thomas S. Gryboski
                                           --------------------------
                                           Name: Tom Gryboski
                                           Title: Assistant Secretary






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State of New York    )
                     )
                     )  ss.
                     )
County of New York   )



     The foregoing instrument was acknowledged before me this 22nd day of July, 1999, by Robert M. Flanders, as President, and Tom Gryboski, as Assistant Secretary, of Servico Metairie, Inc., a Louisiana corporation, who are personally known to me or who have produced a driver's license as identification and who did (did not) take an oath.



                                             /s/ Athena E. Alexander
                                             --------------------------------
                                             Print or Stamp Name:____________
                                             Notary Public, State of New York
                                             Commission No.:_________________
                                             My Commission Expires:__________



                                         ATHENA E. ALEXANDER
                                         Notary Public, State of New York
                                         No. 02-AL6020772
                                         Qualified in New York County
                                         Commission Expires March 8, 2001




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